Exhibit 99.1

Contact:	Deborah Hileman
Vice President, Corporate Communications & Investor Relations
303-495-1210
Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES ANNOUNCES

RESULTS OF OPERATIONS FOR THE FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2006

Highlights:

•                                          Diluted earnings per share were $0.25 for the fourth quarter, or $0.33 excluding restructuring charges, exceeding analysts’ mean estimate of $0.27, which excludes restructuring charges;

•                                          Diluted earnings per share were $0.92 for the year ended December 31, 2006, or $1.01 excluding restructuring charges;

•                                          Net revenue was $500.9 million for the fourth quarter, an increase of 7.1% compared to the same quarter last year;

•                                          EBITDA was $45.1 million for the fourth quarter, or $50.2 million excluding restructuring charges, an increase of 13.3% compared to the same quarter last year.

Greenwood Village, Colorado (February 8, 2007) – Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announced results for the fourth quarter and year ended December 31, 2006.

William A. Sanger, Chairman and Chief Executive Officer, said, “We are pleased with the performance of EMSC in the fourth quarter and for the year. We exceeded the Company’s previously stated guidance for the year, including restructuring charges. Our performance in 2006 was driven by executing our strategy of organic growth, improving margins, winning new contracts, and expanding into new markets and lines of business.

“At EmCare, we experienced strong revenue growth and margin expansion.  The acquisition of Clinical Staffing Solutions during the quarter positions EmCare to continue expanding our services in the growing inpatient market segment.

“At AMR, our performance was impacted by the previously announced rezoning of the 9-1-1 system in LA County.  However, we experienced growth in both existing markets and new markets we entered during 2006.  We also made significant progress restructuring AMR’s operations. The new structure moves operational decision making closer to the customer, and will enable us to better respond to changes and opportunities in the marketplace,” Sanger concluded.

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Results of Operations for the Fourth Quarter 2006

For the fourth quarter ended December 31, 2006, EMSC generated net revenue of $500.9 million, an increase of 7.1% compared to the same quarter last year. The Company generated EBITDA of $45.1 million, an increase of 13.3% compared to the same quarter last year.  EBITDA increased 20.9% excluding restructuring charges of $5.2 million and $1.8 million in the fourth quarters of 2006 and 2005, respectively.  A reconciliation of non-GAAP to GAAP financial measures is included in this news release.

EMSC generated net income of $10.8 million, or $0.25 per diluted share ($0.33 per diluted share excluding restructuring costs), on 42.8 million average diluted weighted shares outstanding for the fourth quarter of 2006, compared to net income of $6.1 million, or $0.17 per diluted share ($0.20 per diluted share excluding restructuring costs), on 35.8 million average diluted weighted shares outstanding, for the same quarter last year. The improvement in earnings is primarily due to revenue increases from new contracts, higher net revenue per encounter, reduced interest expense and favorable results from our risk mitigation programs.

Operating cash flows for the quarter ended December 31, 2006, were $42.1 million, compared to $9.3 million for the same quarter last year. Operating cash flows in the quarter last year were negatively impacted primarily by the timing of collection of hurricane and tax-related receivables.

Net cash used in investing activities was $25.5 million for the quarter ended December 31, 2006, compared to a net $0.0 million for the same quarter last year. Investing activities during the quarter related primarily to net capital expenditures of $17.1 million, a net decrease in insurance collateral of $3.4 million, and the use of $12.0 million of available cash to fund an acquisition.

Net cash provided by financing activities was $0.2 million for the quarter ended December 31, 2006, compared to $1.4 million used in financing activities for the same quarter last year.

Results of Operations for the Year Ended December 31, 2006

For the year ended December 31, 2006, EMSC generated net revenue of $1.93 billion, an increase of 7.5% compared to the same period last year. EBITDA was $173.7 million ($180.1 million excluding restructuring charges), an increase of 18.3% compared to the same period last year (excluding Laidlaw International, Inc. acquisition-related compensation charges in January, 2005).

EMSC generated net income of $39.1 million, or $0.92 per diluted share ($1.01 per diluted share excluding restructuring charges), on 42.5 million average diluted weighted shares outstanding for the year ended December 31, 2006, compared to net income of $14.0 million for 2005.

Operating cash flows for the year ended December 31, 2006, were $165.7 million, compared to $105.3 million for the same period last year. Operating cash flows for 2005 were negatively impacted primarily by the timing of collection of accounts receivable, including hurricane and tax-related receivables, offset by increases in accrued liabilities.

Net cash used in investing activities was $113.1 million for the year ended December 31, 2006, compared to $74.0 million for the same period in 2005 (excluding $828.8 million related to the acquisition of AMR and EmCare from Laidlaw in February 2005).  Net cash used in investing

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activities during the year ended December 31, 2006, relates primarily to net capital expenditures of $59.5 million for the purchase of new vehicles, medical equipment and technology-related assets, net cash to fund insurance collateral of $28.4 million and business acquisitions of $23.6 million.

For the year ended December 31, 2006, net cash used in financing activities was $31.3 million, compared to $10.9 million in 2005 (excluding $822.6 million related to the acquisition of AMR and EmCare from Laidlaw in February 2005). Financing activities during 2006 included unscheduled payments on our senior secured term loan of $19.4 million.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings, Inc. (EmCare), the Company’s emergency department and hospital-based management services segment.

American Medical Response (AMR)

For the fourth quarter ended December 31, 2006, AMR generated net revenue of $301.0 million, an increase of 1.0% compared to the same quarter last year (3.4% excluding the net impact of additional hurricane-related deployment). EBITDA was $18.8 million, or $23.9 million excluding restructuring charges, a decrease of 12.1% compared to the same quarter last year excluding restructuring charges in both periods. The decrease in EBITDA resulted primarily from the rezoning of the LA County 9-1-1 system in June 2006 and higher than anticipated provider network costs associated with our Texas Medicaid managed transportation business, partially offset by the net impact of revenue growth during the period and lower insurance costs.

For the twelve months ended December 31, 2006, AMR generated net revenue of $1.19 billion, an increase of 3.1% compared to the same period last year (4.1% excluding the net impact of additional hurricane-related deployment). EBITDA was $90.7 million, or $97.0 million excluding restructuring charges, a decrease of 4.8% compared to the same period last year excluding Laidlaw acquisition-related compensation charges in January, 2005 and restructuring charges for the years ended December 31, 2006 and 2005, respectively.

EmCare

For the fourth quarter ended December 31, 2006, EmCare generated net revenue of $200.0 million, an increase of 17.7% compared to the same quarter last year. EBITDA was $26.3 million, an increase of 83.6% compared to the same quarter last year (excluding restructuring charges of $0.1 million for the quarter ended December 31, 2005). The increase in EBITDA resulted primarily from revenue increases from existing contracts, new contracts and reduced insurance, and selling, general and administrative expenses.

For the twelve months ended December 31, 2006, EmCare generated net revenue of $744.8 million, an increase of 15.5% compared to the same period last year. EBITDA was $83.0 million, an increase of 77.9% compared to the same period last year (excluding Laidlaw acquisition-related compensation charges in January, 2005 and restructuring charges for the year ended December 31, 2005).

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Guidance

The Company recently announced earnings guidance for the 2007 fiscal year ending December 31, 2007.  The Company expects full year diluted earnings per share between $1.11 and $1.18.  Full year EBITDA is expected to be in the $189.0 million to $195.0 million range.

Conference Call

EMSC management will host a conference call and live audio webcast on Thursday, February 8, 2007, at 11:00 a.m. EST, to discuss the Company’s financial results. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings, Inc.(EmCare), the Company’s emergency department and hospital-based management services segment. AMR is the leading provider of ambulance services in the United States. EmCare is the nation’s leading provider of outsourced emergency department staffing and related management services. In 2006, EMSC provided services to nearly 10 million patients in more than 2,000 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry, both as it exists now and as it may change in the future;  our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;  the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to generate cash flow

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to service our debt obligations and fund the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

Comparability of Historical Financial Data

The comparability of our financial information has been affected by a number of significant events and transactions.  In February 2005, AMR and EmCare were acquired by Emergency Medical Services L.P.  For the month ended January 31, 2005, prior to the acquisition, the AMR and EmCare businesses formerly owned by Laidlaw International, Inc., are referred to as the “Predecessor.” In addition, EMSC completed an IPO in December 2005 and used net proceeds from this offering to pay down a portion of a senior secured credit facility entered into as part of the acquisition. Generally the results of operations of our segments are comparable from quarter to quarter except for certain capital costs, such as interest and amortization, and Laidlaw acquisition-related compensation charges.

Non-GAAP Financial Measures Reconciliation

This press release includes presentations of EBITDA, which is defined as operating income plus depreciation and amortization expense.  EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity.  EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance.  EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release. However, a reconciliation for the forward-looking EBITDA projections presented herein is not being provided due to the number of variables in the projected EBITDA range.  The EBITDA range in this press release is calculated in accordance with the Company’s past practices. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Furthermore, earnings per share has been presented in this press release both with and without restructuring charges; we have presented non-GAAP measures in addition to the GAAP measure in order to provide investors with a meaningful comparison of our earnings per share results with the mean estimate of analysts, which does not include restructuring charges.

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EMERGENCY MEDICAL SERVICES CORPORATION
Condensed Statements of Operations and Other Information
Including a Reconciliation of EBITDA to Net Income
(in thousands, except shares, per share data and other information)

					Predecessor
	Consolidated	Consolidated	Consolidated	Consolidated	combined	Pro forma
	three months	three months	year	eleven months	one month	year
	ended	ended	ended	ended	ended	ended
	December 31,	December 31,	December 31,	December 31,	January 31,	December 31,
	2006	2005	2006	2005	2005	2005(1)
	(unaudited)	(unaudited)	(unaudited)		(unaudited)	(unaudited)

Net revenue	$500,933	$467,832	$1,934,205	$1,655,485	$143,069	$1,798,554
Compensation and benefits	343,268	323,460	1,333,648	1,146,055	103,191	1,249,246
Operating expenses	78,636	64,387	294,806	233,087	18,469	251,556
Insurance expense	14,049	22,418	68,271	82,800	7,768	90,568
Selling, general and administrative expenses	14,734	16,014	57,403	54,262	4,283	58,545
Restructuring charges	5,183	1,781	6,369	1,781	—	1,781
Laidlaw compensation charges	—	—	—	—	14,440	14,440
EBITDA	$45,063	$39,772	$173,708	$137,500	$(5,082)	$132,418

Reconciliation of EBITDA to net income (loss)
EBITDA	$45,063	$39,772	$173,708	$137,500	$(5,082)	$132,418
Depreciation and amortization expense	(16,960)	(15,332)	(66,005)	(54,143)	(3,894)	(58,037)
Income (loss) from operations	28,103	24,440	107,703	83,357	(8,976)	74,381
Interest expense	(11,336)	(13,406)	(45,605)	(47,813)	(1,169)	(48,982)
Realized gain (loss) on investments	(30)	(124)	(467)	(164)	13	(151)
Interest and other income (expense)	682	851	2,346	1,040	(4)	1,036
Loss on early debt extinguishment	—	(2,040)	(377)	(2,040)	—	(2,040)
Income tax (expense) benefit	(7,005)	(3,715)	(24,961)	(14,372)	4,060	(10,312)
Equity in earnings of unconsolidated subsidiary	394	59	432	59	—	59
Net income (loss)	$10,808	$6,065	$39,071	$20,067	$(6,076)	$13,991

Restructuring charges	$5,183	$1,781	$6,369	$1,781	$—	$1,781

Income tax expense related to restructuring charges	(2,034)	(745)	(2,500)	(745)	—	(745)
Net income excluding tax effected restructuring charges	$13,957	$7,101	$42,940	$21,103	$(6,076)	$15,027

Basic net income per common share	$0.26	$0.17	$0.94	$0.56	N/A	N/A
Diluted net income per common share	$0.25	$0.17	$0.92	$0.55	N/A	N/A
Diluted net income per common share excluding tax effected restructuring charges	$0.33	$0.20	$1.01	$0.58	N/A	N/A
Average common shares outstanding, basic	41,512,898	34,805,926	41,502,632	33,621,542	N/A	N/A
Average common shares outstanding, diluted	42,790,664	35,802,841	42,528,885	34,282,176	N/A	N/A

Other Information
EmCare patient visits	1,663,720	1,520,109	6,463,617	5,579,955	464,500	6,044,455
AMR ambulance transports	714,146	721,638	2,889,498	2,644,685	243,700	2,888,385
AMR weighted transports	729,222	735,463	2,950,605	2,701,342	249,421	2,950,763

(1) Pro forma combined one-month Predecessor with eleven-month Successor.

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EMERGENCY MEDICAL SERVICES CORPORATION
Unaudited Reconciliation of Segment EBITDA to Income from Operations

(in thousands)

					Predecessor
	Consolidated	Consolidated	Consolidated	Consolidated	combined	Pro forma
	three months	three months	year	eleven months	one month	year
	ended	ended	ended	ended	ended	ended
	December 31,	December 31,	December 31,	December 31,	January 31,	December 31,
	2006(1)	2005(1)	2006(1)	2005(1)	2005(2)	2005(1),(2),(3)
AMR
EBITDA	$18,751	$25,591	$90,671	$93,404	$1,074	$94,478
Depreciation and amortization expense	(13,792)	(12,563)	(53,024)	(44,090)	(3,418)	(47,508)
Income (loss) from operations	4,959	13,028	37,647	49,314	(2,344)	46,970

EmCare
EBITDA	26,312	14,181	83,037	44,096	(6,156)	37,940
Depreciation and amortization expense	(3,168)	(2,747)	(12,981)	(10,031)	(476)	(10,507)
Income (loss) from operations	23,144	11,434	70,056	34,065	(6,632)	27,433

Total
EBITDA	45,063	39,772	173,708	137,500	(5,082)	132,418
Depreciation and amortization expense	(16,960)	(15,310)	(66,005)	(54,121)	(3,894)	(58,015)
Depreciation and amortization expense parent	—	(22)	—	(22)	—	(22)
Income (loss) from operations	$28,103	$24,440	$107,703	$83,357	$(8,976)	$74,381

(1) AMR EBITDA includes $5.2 million and $6.4 million of restructuring charges for the three months and year ended December 31, 2006, respectively and $1.6 million of restructuring charges for the three months and year ended December 31, 2005.  EmCare EBITDA includes $0.1 million of restructuring charges for the three months and for the year ended December 31, 2006.

(2)Income (loss) from operations includes Laidlaw compensation charges of $5.8 million at AMR and $8.6 million at EmCare in connection with the acquisition from Laidlaw.

(3) Pro forma combined one-month Predecessor with eleven-month Successor.

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EMERGENCY MEDICAL SERVICES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,336	$18,048
Trade and other accounts receivable, net	416,450	411,184
Other current assets	76,703	86,064
Total current assets	532,489	515,296
Non-current assets:
Property, plant and equipment, net	147,162	138,037
Goodwill and other intangible assets, net	339,117	329,351
Other long-term assets	299,449	284,344
Total assets	$1,318,217	$1,267,028

Liabilities and Equity
Current liabilities	$300,962	$277,435
Long-term debt	475,616	495,520
Insurance reserves and other long-term liabilities	155,599	149,089
Total liabilities	932,177	922,044
Total equity	386,040	344,984
Total liabilities and equity	$1,318,217	$1,267,028

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EMERGENCY MEDICAL SERVICES CORPORATION
Condensed Statements of Cash Flows
(in thousands)

					Predecessor
	Consolidated	Consolidated	Consolidated	Consolidated	combined	Pro forma
	three months	three months	year	eleven months	one month	year
	ended	ended	ended	ended	ended	ended
	December 31,	December 31,	December 31,	December 31,	January 31,	December 31,
	2006	2005	2006	2005	2005	2005(1)
	(unaudited)	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Cash Flows from Operating Activities
Net income (loss)	$10,808	$6,065	$39,071	$20,067	$(6,076)	$13,991

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization, deferred taxes and other	24,748	31,028	93,339	74,869	(209)	74,660
Non-cash Laidlaw allocated compensation expense	—	—	—	—	14,440	14,440
Changes in operating assets/liabilities:
Trade and other accounts receivable	(9,533)	(41,418)	(4,740)	(36,617)	(20,771)	(57,388)
Insurance accruals	(1,937)	3,716	8,414	20,719	1,772	22,491
Other assets and liabilities	18,062	9,897	29,658	30,925	6,164	37,089
Net cash provided by (used in) operating activities	42,148	9,288	165,742	109,963	(4,680)	105,283

Cash Flows from Investing Activities
Purchase of property, plant and equipment, net	(17,119)	(13,843)	(59,513)	(48,225)	(3,890)	(52,115)
Acquisition of business, net of cash received	(11,968)	—	(23,555)	—	—	—
Insurance collateral	3,410	6,073	(28,363)	(39,941)	12,534	(27,407)
Other investing activities	164	7,776	(1,696)	7,312	(1,828)	5,484
EMS LP purchase of AMR and EmCare	—	—	—	(828,775)	—	(828,775)
Net cash (used in) provided by investing activities	(25,513)	6	(113,127)	(909,629)	6,816	(902,813)

Cash Flows from Financing Activities
EMS LP purchase of AMR and EmCare, net	—	(127)	—	822,606	—	822,606
EMSC issuance of class A common stock, net	—	104,071	(2,304)	104,071	—	104,071
Repayments of capital lease obligations and other debt	(1,677)	(106,423)	(27,066)	(132,345)	(2,021)	(134,366)
Other financing activities	1,914	1,120	(1,957)	8,751	10,653	19,404
Net cash provided by (used in) financing activities	237	(1,359)	(31,327)	803,083	8,632	811,715

Change in cash and cash equivalents	16,872	7,935	21,288	3,417	10,768	14,185
Cash and cash equivalents, beginning of period	22,464	10,113	18,048	14,631	3,863	3,863
Cash and cash equivalents, end of period	$39,336	$18,048	$39,336	$18,048	$14,631	$18,048

(1) Pro forma combined one-month Predecessor with eleven-month Successor.

END